Exhibit 99.1

SCYNEXIS Completes Transformative Acquisition of PXL-770, an innovative, highly selective, direct AMPK activator for the Treatment of Autosomal Dominant Polycystic Kidney Disease (ADPKD)

•	PXL-770 (now SCY-770) is a clinical stage, well-characterized oral therapy designed to address the underlying drivers of ADPKD by reducing cyst growth and disease progression

•	A Phase 2 proof-of-concept study of SCY-770 in ADPKD patients is anticipated to begin in Q4 2026 with an early efficacy readout anticipated in the second half of 2027

•	With this acquisition, SCYNEXIS strengthens its mission to develop innovative solutions for severe and rare diseases, unlocking further opportunities for value creation

SCYNEXIS will host a conference call on March 31, 2026 at 8:30 a.m. ET to provide a corporate update.

JERSEY CITY, N.J., March 31, 2026 – SCYNEXIS, Inc. (NASDAQ: SCYX), a biotechnology company focused on developing innovative new therapies to address severe rare diseases, today announced that it has entered into a definitive agreement with Poxel S.A. (POXEL.PA) to acquire PXL-770 (now SCY-770).

SCY-770 is a novel, highly selective, direct AMP-activated protein kinase (AMPK) activator for the treatment of ADPKD, the leading genetic cause of end-stage renal failure. SCY-770 is designed to address many of the underlying drivers of ADPKD by reducing cyst growth and disease progression.

SCY-770 is an oral therapy that has been evaluated in eight clinical trials, with a favorable safety profile. SCYNEXIS is expected to begin a Phase 2 proof-of-concept study in ADPKD patients in Q4 2026, with an anticipated early efficacy readout in second half of 2027. SCY-770 has been granted Orphan Drug Designation by the U.S. Food and Drug Administration (FDA).

“We are excited about this transformative asset acquisition, strengthening our pipeline, and dedicating our development expertise and resources to tackle severe and rare diseases,” said David Angulo, M.D., President and Chief Executive Officer of SCYNEXIS. “SCY-770 is supported by a strong pre-clinical data package and a novel differentiated MOA that targets multiple key drivers of ADPKD progression, positioning it as a promising candidate in a significant rare disease market with a high unmet need. Our near-term priority is to efficiently advance SCY-770 into a Phase 2 POC study later this year. We look forward to advancing the standard of care for patients with ADKPD.”

“ADPKD is a progressive disease characterized by the growth of kidney cysts that ultimately leads to end-stage kidney disease,” said Dr. Kenneth Hallows, MD, PhD, Nephrologist, System Division Chief, Nephrology Professor, Larner College of Medicine, University of Vermont Health. “Patients face a substantial lifelong burden, often requiring renal replacement therapy. Despite the significant unmet need, treatment options remain limited with only one approved therapy, which is associated with safety concerns and suboptimal tolerability. It is encouraging to see a new therapeutic candidate advancing in development, particularly one with a promising MOA that has the potential to deliver a meaningful clinical benefit to a broad population of patients in need.”

Terms of Acquisition Agreement

Under the terms of the asset acquisition agreement, SCYNEXIS will make an upfront payment of $8 million, with future potential payments of up to $8 million in development milestones, and up to $180 million in commercial milestones, of which $125 million is triggered by annual net sales at or above $1 billion.

Conference call and webcast details

SCYNEXIS will host a live conference call on Tuesday, March 31, 2026 at 8:30 am ET to provide a corporate update and discuss the asset acquisition.

Conference call details:

Date: Tuesday, March 31, 2026

Time: 8:30 AM ET

Dial in: U.S/Domestic: 1-877-704-4453 or International: 201-389-0920

Conference ID: 13759746

Interested parties may access the webcast by clicking here

About ADPKD

Autosomal Dominant Polycystic Kidney Disease (ADPKD) is a genetic disease caused by mutations of the PKD1 or PKD2 genes which encode polycystin complex 1 (PC1) or polycystin complex 2 (PC2) proteins, critical for normal tubular epithelial cell function. Patients develop fluid-filled cysts in their kidneys that progressively impair their kidney function with more than 50% reaching end-stage renal failure in their 60s requiring renal replacement therapies (e.g., dialysis or transplant). The U.S. prevalence of ADPKD is estimated to be 140,000 patients1, with approximately 6,000 new cases diagnosed each year2. ADPKD currently has only one approved therapy, Jynarque (tolvaptan), which achieved approximately $1.5 billion in U.S. sales in 2024 despite limited patient uptake due to safety, tolerability, and monitoring requirements.

About SCY-770

SCY-770 (formerly known as PXL-770), a novel and highly selective, direct AMP-activated protein kinase (AMPK) activator, is being developed as a disease-modifying therapy for ADPKD, a progressive genetic kidney disorder with significant unmet medical need. SCY-770 has been evaluated in several Phase 1 trials and one Phase 2a trial in patients with nonalcoholic fatty liver disease (NAFLD). Compelling preclinical pharmacology data supports its potential utility in ADPKD. The Company aims to develop SCY-770 with the goal of reducing cyst growth and disease progression and improving patient quality of life.

[1]

Willey C, et.al. Analysis of Nationwide Data to Determine the Incidence and Diagnosed Prevalence of Autosomal Dominant Polycystic Kidney Disease in the USA: 2013-2015. Kidney Dis (Basel). 2019 Mar;5(2):107-117;

[2]	Barnawi RA, et al. Is the light at the end of the tunnel nigh? A review of ADPKD burden of disease and tolvaptan as a new treatment. Int J Nephrol Renovasc Dis. 2018 Feb 1;11:53-67

About the Antifungal Business

The Company developed and obtained multiple FDA approvals for BREXAFEMME, the first representative of a new class of antifungals in more than 20 years, and has outlicensed it to GSK. SCYNEXIS has the potential to receive up to $146 million in annual net sales milestones plus net royalties in the low-to-mid-single digits for the commercialization of BREXAFEMME by GSK. The Company’s second-generation antifungal, SCY-247, is currently in a Phase 1 trial of the IV formulation, with data expected in Q3 2026. SCY-247 has received QIDP, Fast Track and Orphan Drug designation from the FDA. SCYNEXIS will continue to pursue non-dilutive funding opportunities to further support its development. Additional antifungal assets from this novel class are currently in pre-clinical and discovery phases.

About SCYNEXIS

SCYNEXIS, Inc. (NASDAQ: SCYX) is dedicated to advancing innovative solutions for severe rare diseases. SCY-770 is being developed for the treatment of Autosomal Dominant Polycystic Kidney Disease (ADPKD) and has been granted Orphan Drug designation. SCYNEXIS’s proprietary antifungal platform “fungerps” includes BREXAFEMME® (ibrexafungerp tablets), the first approved representative of this novel class, which has been licensed to GSK, and SCY-247, currently in clinical stages of development. For more information, visit www.scynexis.com.

Forward-Looking Statements

Statements contained in this press release regarding expected future events or results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding: Proof-of-concept Phase 2 study in ADPKD to begin in Q4 2026 with early efficacy readout anticipated in 2H 2027; the potential of SCY-770 to treat patients with ADPKD; the Company plans to continue its Phase 1 trial of the IV formulation of SCY-247 with data expected in Q3 2026; and receipt of future payments from GSK on sales of BREXAFEMME. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, risks inherent in regulatory and other costs in developing products. These and other risks are described more fully in SCYNEXIS’ filings with the Securities and Exchange Commission (the “SEC”), including without limitation, the section titled “Risk Factors” in its most recent Annual Report on Form 10-K filed on March 4, 2026, and in other filings the Company makes with the SEC from time to time. All forward-looking statements contained in this press release speak only as of the date on which they were made. SCYNEXIS undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

CONTACT:

Investor Relations

Irina Koffler

LifeSci Advisors

Tel: 917-734-7387

ikoffler@lifesciadvisors.com